CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our reports dated November 26, 2013 on the financial statements and financial highlights of Ascendant Balanced Fund, Ascendant Natural Resources Fund, Ascendant Natural Resources Master Fund, and Ascendant Deep Value Convertibles Fund (formerly the Ascendant Diversified Income & Growth Fund), each a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the September 30, 2013 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 27, 2014